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Exhibit 10.14

SEPARATION AGREEMENT AND GENERAL RELEASE

        THIS SEPARATION AGREEMENT AND GENERAL RELEASE (the "Agreement") is made and entered into as of the 12th day of January, 2006, by and between Linens 'n Things, Inc., a Delaware corporation (together with its successors and assigns, the "Company"), and Jack E. Moore, Jr. (the "Executive").

        WHEREAS, the Company and the Executive have previously entered into and executed an Employment Agreement dated as of November 29, 2004 (the "Employment Agreement"), a copy of which is on file with the SEC as Exhibit 10.4 to Current Report on Form 8-K dated November 29, 2004; and

        WHEREAS, the Executive's employment relationship with the Company is terminating, as further described in this Agreement;

        NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein, it is agreed as follows:

        1.     Separation Terms; Continuation of Responsibilities; Employment Termination Date.

          (a)   Executive will cease as President and Chief Operating Officer of the Company effective January 12, 2006.

          (b)   Executive will continue as an employee of the Company, and will continue to be entitled to receive his normal base salary and will continue to be covered by his normal medical, health and life insurance benefits, from January 12, 2006 up to and including (but not after) January 31, 2006 (or the Employment Termination Date under Paragraph 1(d) below, if earlier). During such period the Executive will at all times be available for all such assignments and assistance with respect to all of the matters under his responsibility as an executive of the Company prior to January 12, 2006 and, in addition, the Executive will have no right or authority to act on behalf of the or to bind the Company or its subsidiaries or to incur expenses or costs in connection with the Company or its subsidiaries.

          (c)   On January 31, 2006, Executive will be placed, as an employee of the Company, on unpaid leave of absence. Executive will continue on such unpaid leave of absence from January 31, 2006 up to and including (but not after) his Employment Termination Date (as established under and set forth in Paragraph 1(d) below) (the "Unpaid Leave of Absence"). The following shall apply with respect to the period covered by the Unpaid Leave of Absence:

            (i)    Executive's status will be "unpaid leave of absence";

            (ii)   throughout the period of Unpaid Leave of Absence the Executive will at all times be available for assignments, assistance and consultation with respect to any of the matters under his responsibility as an executive of the Company prior to January 12, 2006;

            (iii)  Executive will not receive or be entitled to any base salary or other cash compensation with respect to such period;

            (iv)  Executive will not receive or be eligible for any bonus or other incentive compensation, or to accrue any vacation days or entitlement with respect to such period;

            (v)   Executive will continue to be covered only by his normal medical, health and life insurance benefits;

            (vi)  Executive will not be eligible under or covered by any disability policy, plan or coverage of or sponsored by the Company;

            (vii) Executive will have no right or authority to act on behalf of or to bind the Company or its subsidiaries or to incur expenses or costs in connection with the Company or its subsidiaries;

            (viii) the period of such Unpaid Leave of Absence will not be included or taken into account with respect to any "pro rata annual incentive award for the year in which termination occurs" under Section 10(c)(iii) or 10(e)(iii) of the Employment Agreement, as applicable, pursuant to the provisions of Paragraph 1(d) below; and

            (ix)  the Unpaid Leave of Absence will terminate on the Employment Termination Date as established pursuant to the provisions of Paragraph 1(d) below.

          (d)   The date of employment termination under Section 10 of the Employment Agreement will be the earliest of the following (the "Employment Termination Date"):

            (i)    the closing and consummation of the merger pursuant to the merger agreement dated November 8, 2005 among the Company and the entities formed by Apollo Management V, L.P., NRDC Real Estate Advisors I LLC and Silver Point Capital Fund Investments, LLC (the "Apollo Merger Agreement");

            (ii)   April 18, 2006; or

            (iii)  any termination of the Apollo Merger Agreement.

The Company acknowledges that the closing and consummation of the merger pursuant to the terms of the Apollo Merger Agreement, if such closing and consummation in fact occurs, would constitute a "Change in Control" as defined in Section 10(c) of the Employment Agreement.

In the event that a "Change in Control" (as defined in Section 10(c) of the Employment Agreement) has not occurred on or before the Employment Termination Date as determined under this Paragraph 1(d), then the Executive's employment shall be deemed a termination of employment without Cause prior to a Change in Control pursuant to Section 10(c) of the Employment Agreement and the Company shall satisfy its obligations to the Executive pursuant to Section 10(c) of the Employment Agreement (subject to compliance with Section 409A of the Internal Revenue Code, as amended, and subject to Paragraph 1(c) (viii) above with respect to excluding the period of any Unpaid Leave of Absence for purposes of determining any pro rata annual incentive award for the year of termination under Section 10(c) (iii) of the Employment Agreement).

In the event that a "Change in Control" (as defined in Section 10(c) of the Employment Agreement) has occurred on or before the Employment Termination Date as determined under this Paragraph 1(d), then the Executive's employment shall be deemed a Termination without Cause following a Change in Control pursuant to Section 10(e) of the Employment Agreement and the Company shall satisfy its obligations to the Executive pursuant to Section 10(e) of the Employment Agreement (subject to compliance with Section 409A of the Internal Revenue Code, as amended, and subject to Paragraph 1(c)(viii) above with respect to excluding the period of any Unpaid Leave of Absence for purposes of determining any pro rata annual incentive award for the year of termination under Section 10(e)(iii) of the Employment Agreement).

The payments required to be made to the Executive under Section 10(c) or Section 10(e) of the Employment Agreement, as applicable, in accordance with the two immediately foregoing paragraphs, shall be paid, in the amounts and at the times provided in Section 10(c) or Section 10(e) of the Employment Agreement, as applicable, notwithstanding the death or disability of the Executive during the Unpaid Leave of Absence (and, in such event, the Employment Termination Date shall continue to be the date as established pursuant to the foregoing provisions of this Paragraph 1(d)) or following the Employment Termination Date.

In the event that for any reason the Employment Termination Date occurs prior to the commencement of any Unpaid Leave of Absence, then no Unpaid Leave of Absence shall occur and Paragraph 1(c) shall have no effect.

For purposes of the determination of "Base Salary" under Section 10(c) or 10(e) of the Employment Agreement, as applicable, Base Salary shall mean the Executive's Base Salary as in effect on January 12, 2006. In addition, the reference in Section 10(e)(ix)(B) of the Employment Agreement to "clause (vii) of this Section 10(e)" shall mean a reference to "clause (ix) of this Section 10(e)" and the reference to the term "Severance Period" in Section 10(e) of the Employment Agreement shall mean the twenty-four (24) month period beginning on the Employment Termination Date.

This Paragraph 1(d) shall constitute written notice of the effective date of the Executive's employment termination under Section 10 of the Employment Agreement.

The Executive represents and warrants to the Company that he has not engaged any willful material dishonesty with respect to the Company during his term of employment with the Company.

For all purposes of this Agreement, the phrase "normal medical, health and life insurance benefits" shall mean the particular coverage identified in Exhibit B at the benefit levels and individual contribution levels, or any subsequent change in contribution level if that change is applicable to the general Linens N Things employee population identified therein. The Executive shall not be eligible or entitled to any disability benefit or coverage during any Unpaid Leave of Absence or at or following his Employment Termination Date. The Executive will be paid $13,615.38 for 6 unused vacation days up to the Employment Termination Date and will have no other entitlement to vacation pay or accruals.

Notwithstanding any other provisions of this Agreement to the contrary, no earlier than the Employment Termination Date, the Executive agrees to execute and deliver to the Company a general unconditional release in the form set forth in Exhibit A hereto (the "Further Release") and the Executive agrees that the execution, delivery and full effectiveness and validity of the Further Release shall be an absolute condition to the Company's obligation to satisfy and perform each and all of its obligations under Paragraph 1 of this Agreement.

        2.     General Release.    In consideration of and return for the particular payments and benefits required to be provided to the Executive under the terms of Paragraph 1(d) of this Agreement, which is acknowledged to be in addition to any payments or benefits which he would otherwise be entitled to receive and the sufficiency of which is hereby acknowledged, the Executive, on behalf of himself and his respective heirs, executors, administrators and assigns (hereinafter the "Releasors"), hereby releases and forever discharges the Company (as well as each of Apollo Management, L.P., Apollo Management V, L.P., NRDC Real Estate Advisors I LLC and Silver Point Capital Fund Investments, LLC), and each of its and their respective parents, subsidiaries, affiliated companies, predecessors, and successors, and each of its and their respective past and present officers, directors, employees, affiliates, agents, attorneys, insurers, benefit committees, trustees, fiduciaries, plans, and trusts, and the respective heirs, executors, administrators, successors and assigns of each of the foregoing (hereinafter the "Releasees"), from any and all actions, causes of action, demands, suits and claims, in law or in equity, whether now known or unknown which he ever had, now has, or could have, including any and all claims arising out of or relating in any way to the Employment Agreement, the Executive's employment with the Company, and the termination of that employment. The claims released include, but are not limited to:

          (a)   all statutory claims including claims arising under the New Jersey Law Against Discrimination, the New Jersey Conscientious Employee Protection Act, the New Jersey Civil Rights Act, the New Jersey Wage and Hour Laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the New Jersey Family Leave Act, the Fair

  Labor Standards Act, the Sarbanes-Oxley Act, the Rehabilitation Act, and the Employee Retirement Income Security Act;

          (b)   all claims arising under the United States or New Jersey Constitutions;

          (c)   all claims arising under any Executive Order or derived from or based upon any federal regulations;

          (d)   all common law claims including claims for wrongful discharge, public policy claims, retaliation claims, claims for breach of an express or implied contract (including but not limited to any claims arising in connection with the Employment Agreement and any amendments or supplements thereto), claims for breach of an implied covenant of good faith and fair dealing, intentional or negligent infliction of emotional distress, defamation, conspiracy, loss of consortium, tortious interference with contract or prospective economic advantage, and negligence;

          (e)   other than as required to be provided to the Executive under Section 10(c) or Section 10(e) of the Employment Agreement, as applicable, pursuant to the terms of Paragraph 1(d) above, all claims for any compensation including back wages, front pay, bonuses or awards, severance, fringe benefits, stock options, restricted stock units, deferred compensation, profit sharing, pay in lieu of notice of termination of employment, reinstatement, retroactive seniority, pension benefits, or any other form of economic loss;

          (f)    all claims for person injury, including physical injury, mental anguish, emotional distress, pain and suffering, embarrassment, humiliation, damage to name or reputation, liquidated damages, and punitive damages; and

          (g)   all claims for costs and attorneys' fees on behalf of any attorneys who may have represented him.

Without limiting the foregoing, the parties expressly agree, pursuant to Section 10(j) of the Employment Agreement, that payment and performance in accordance with Paragraph 1 of this Agreement shall operate to fully discharge and release each of the Releasees from any further obligation or liability with respect to the rights of the Executive under or in connection with the Employment Agreement or his employment with the Company or the termination thereof, except only as expressly otherwise set forth in this Agreement.

Without limiting the other provisions of this Agreement, the parties expressly acknowledge and agree that the provisions of Sections 10(g), 10(h)("No Mitigation; No Offset"), 15 ("Remedies"), 16 ("Resolution of Disputes"), 17 ("Indemnification"), 18 ("Excise Tax Gross-Up"), 20 ("Assignability; Binding Nature"), 26 ("Beneficiary/References"), and 30 ("Executive Representations and Warranties") of the Employment Agreement are valid and enforceable and survive the execution and delivery of this Agreement. Further, nothing herein is intended to release the Company from any right of the Executive to be indemnified by the Company under the Company's certificate of incorporation or bylaws to the extent provided for therein.

The parties also acknowledge and agree that the provisions of Sections 11 ("Forfeiture Provisions"), 12 ("Confidentiality; Cooperation with Regard to Litigation; Non-disparagement; Return of Company Materials"), 13 ("Non-Competition"), and 14 ("Non-Solicitation") of the Employment Agreement are valid and enforceable and survive the execution and delivery of this Agreement, that they are not waived or altered by this Agreement, and, in the event of any breach of the terms thereof by the Executive, the Company would be entitled to all of the rights and remedies referred to in Section 15 of the Employment Agreement as well as all such other rights and remedies as may arise or exist at law or in equity. Without limiting the foregoing, the Executive expressly acknowledges that all stock options and restricted stock units and other equity awards heretofore granted by the Company to the Executive are expressly subject to all of the terms and conditions of Section 11 of the Employment Agreement and are subject to (i) the Executive having materially complied, during his Term of Employment, with Section 13 ("Non-Competition") of the Employment Agreement and (ii) the Executive's continued compliance with Section 12 ("Confidentiality; Cooperation with Regard to Litigation; Non-Disparagement; Return of Company Materials") and Section 14 ("Non-Solicitation") of the Employment Agreement during his Term of Employment and for periods stated therein following the Employment Termination Date.

        3.     No Filed Charges.    The Executive represents that he has not filed any charge, claim, or complaint of any kind against the Releasees, and he further covenants and represents that no such charge, claim or complaint will be filed against any of the Releasees with respect to any matter released under Paragraph 2 of this Agreement. Nothing contained herein shall prohibit the parties to this Agreement from (a) bringing any action to enforce the terms of this Agreement; (b) filing a timely charge or complaint with the Equal Employment Opportunity Commission ("EEOC") regarding the validity of this Agreement; (c) filing a timely charge or complaint with the EEOC or participating in any investigation or proceeding conducted by the EEOC or any other governmental agency (although the Executive agrees that he has waived any right to personal recovery or personal injunctive relief in connection with any such charge or complaint), or (d) participating or testifying in any action if compelled to do so by judicial subpoena, court order, or as otherwise required by state or federal law.

        4.     Cooperation.    The Executive agrees to reasonably cooperate with and to assist the Releasees in connection with the preparation and defense, including but not limited to personal appearances and testimony, of any claim, action or litigation in which any Releasee is, or may become, a party and which relates in any way to matters or actions within the possible scope of the Executive's responsibilities while in the employment of the Company. In seeking the Executive's assistance, the Company will make reasonable efforts to accommodate the Executive's other personal and business obligations. The Company agrees to reimburse the Executive for reasonable and necessary out-of-pocket expenses incurred while so cooperating and assisting the Releasees. The Executive further agrees that he will advise the Company immediately upon becoming aware of any claim or litigation connected in any way to the Company or any of the Releasees in which he is required or requested to appear as a witness or made a party.

        5.     Governing Law.    This Agreement shall be construed in accordance with the laws of the State of New Jersey (without regard to its rules as to conflicts of laws).

        6.     No Other Consideration.    The Executive acknowledges that the only consideration he has received for executing this Agreement is that set forth herein. No other promise, inducement, threat, agreement or understanding of any kind or description has been made with him or to him or anyone else to cause him to enter into this Agreement.

        7.     Entire Agreement.    This Agreement reflects the entire agreement reached by the parties and supersedes all prior agreements which are hereby made null and void, except as to those provisions of the Employment Agreement that pursuant to the express provisions of this Agreement are to continue in full force and effect. There is no other agreement except as stated herein. This Agreement may not be changed or modified unless the change or modification is in writing and signed by the Executive and by a duly authorized representative of the Company or its successor.

        8.     Executive's Right to Consult an Attorney.

          (a)   The Executive is advised to consult with an attorney before signing this Agreement. He represents that he has carefully read and fully understands all of the provisions of this Agreement, that he has had an opportunity to review and discuss it with an attorney of his choosing if he wished to do so, and that he is voluntarily executing this Agreement without duress or coercion.

          (b)   The Executive is hereby advised that he is permitted a period of twenty-one (21) days to review and consider this Agreement before signing it. He understands that he is free to use as much of the twenty-one day period as he wishes or considers necessary before signing this Agreement. The Executive is further advised that he may revoke his signature within seven (7) days of signing by delivering written notice of revocation marked "Personal and Confidential" to Brian D. Silva, Senior Vice President, Human Resources, Linens 'n Things, Inc., Six Brighton Road, Clifton, New Jersey. It is understood and agreed that the benefits of this Agreement will not become effective until seven (7) days have passed from the date of execution of this Agreement by the Executive, at which point he will no longer be able to revoke his signature, and this Agreement will become binding and effective.

        9.     Resolution of Disputes.    The parties agree that any claim or dispute arising out of or relating to this Agreement will be settled in the manner set forth in Section 16 of the Employment Agreement.

LINENS 'N THINGS, INC.		EXECUTIVE
By:	/s/ BRIAN SILVA	/s/ JACK E. MOORE, JR.
Name:	Brian Silva	Jack E. Moore, Jr.
Title:	SVP Human Resources & Admin
Dated: February 10, 2006		Dated: February 13, 2006

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SEPARATION AGREEMENT AND GENERAL RELEASE